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                       AMENDMENTS TO THE COMPANY'S BYLAWS


                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS
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Section 3. Special Meetings. Unless otherwise required by law or by the
Certificate of Incorporation, a special meeting of the stockholders, for any purpose or purposes, may be called by the Chairman of the Board or the Vice Chairman of the Board, if there be either, the Chief Executive Officer, the President or the Secretary or a majority of the entire Board of Directors.

                                      * * *

Section 6. Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation's capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting or (ii) the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in this Article II, until a quorum shall be present or represented.